EXHIBIT 99.1

                           VARI-L COMPANY, INC.


SCRIPT FOR OCTOBER 30, 2001 CONFERENCE CALL
FISCAL 2002 Q1 RESULTS

RICK DUTKIEWICZ

Some of the statements in this conference call are "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. In most cases, when we use words like "believe," "expect," "estimate," "anticipate," "project," or "plan" to describe something which has not yet occurred, we are making a forward-looking statement. Forward-looking statements we make are based on a number of assumptions by us about the future, usually based on current conditions or on the broader expectations of others. These assumptions may or may not prove to be correct and, as a result, our own forward-looking statements may also be inaccurate. On the other hand, based on what we know today and what we expect in the future, we believe that the forward-looking statements we make in this conference call are reasonable.

The tragic events of September 11, 2001 have created broad uncertainty on the global economy as a whole. We are still in the process of assessing the impact on the telecommunications industry in general, and more specifically, on the wireless infrastructure market, as are our customers.

While we believe that our facilities are adequate for our current operations, we believe that a single building or facility would be more efficient and cost effective. Accordingly, we are in the process of identifying potential new sites. At this time, we are limiting the search to facilities within a six-mile radius of our current facilities.

We cannot list here all of the risks and uncertainties that could cause our actual future financial and operating results to differ materially from our historical experience and our present expectations or projections but we can identify many of them. For example, our future results could be affected by the overall market for various types of wireless communications products, the success of the specific products into which our products are integrated, governmental action relating to wireless communications, licensing and regulation, the accuracy of our internal projections as to the demand for certain types of technological innovation, competitors' products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts and the ultimate outcome of pending and threatened litigation and regulatory action. It is also important to remember that forward-looking statements speak only as of the date when they are made, and we do not promise that we will publicly update or revise those statements whenever conditions change or future events occur. Accordingly, we do not recommend that any person seeking to evaluate our company should place undue reliance on any forward-looking statement in this conference call.


CHUCK BLAND

     Good afternoon and welcome to our conference call to discuss results for the first quarter of fiscal 2002. I'm Chuck Bland, CEO of Vari-L. Rick Dutkiewicz, our chief financial officer, is here with me and he will lead off with a recap of our financial results.

     Rick

RICK DUTKIEWICZ

     Thank you, Chuck.

     o About a month ago, in our fourth quarter news release and conference call, we provided some very specific guidance as to our expectations for lower revenue in the first quarter of fiscal 2002, which ended September 30th. Those expectations were influenced by a slowdown in the wireless industry that, in turn, resulted in a slowdown in orders for commercial signal source products from our major customers.

     o Net sales in the first quarter were $5.7 million as compared with $9 million in the fourth quarter and $11.5 million in the first quarter a year ago. Our gross profit declined to $2.1 million, or about 37 percent of sales, versus $5.4 million, or 47 percent of sales, in the corresponding quarter last year. This lower gross margin is primarily attributable to fixed manufacturing overhead, which really doesn't vary substantially with changes in production volume. In addition, our cost of goods sold in the first quarter included a $56,000 charge for an adjustment to inventory carrying costs. In the year-ago first quarter, our cost of goods sold included a charge of $546,000 for excess and obsolete inventory.

     o You'll notice that total operating expenses, excluding non-cash stock compensation and expenses relating to the accounting restatements and related shareholder litigation, declined more than $820,000 over the same quarter last year. Part of that reduction is due to lower sales commissions resulting from the revenue decline. The good news is, with our new management team now in place, we are no longer incurring the higher costs associated with the interim management team we had at this time last year. In addition, we are seeing the positive affects of other operating cost reduction measures.

     o Along those lines, with the successful completion of our accounting restatements and the winding down of the SEC investigation, our costs related to those two issues was slashed from $1.2 million in the first quarter a year ago to just $85,000 in the quarter we're reporting today. While we will continue to incur legal costs associated with ongoing litigation, we believe the overall costs in this category will be well below prior levels.

     o On the bottom line we reported a net loss of $1.1 million, or 16 cents per share, for the first quarter versus a net loss of $201,000, or 3 cents per share, in the same quarter last year. Excluding the impact of non-cash stock compensation and accounting restatement expenses, the net loss would have been $1 million, or 14 cents per share, compared with net income of $1.3 million, or 18 cents per share, in the corresponding quarter a year ago.

     o We are pleased to note that operations generated more than $840,000 in cash during the first quarter, due in large part to improved collections and a reduction in accounts receivable as well as to our continued focus on reducing inventory levels while increasing our turns.

     o Working capital at September 30th was $6.3 million, which includes $1.7 million in cash and cash equivalents.

     o With that, I'll turn the call back over to Chuck.

CHUCK BLAND

     o Thank you, Rick.

     o As I'm sure most of you are aware, the downturn in the wireless industry has affected virtually all of the major wireless equipment providers. Many of these companies have been busy working off excess inventories of parts and components. As a result, component suppliers like Vari-L have been feeling the effects through reduced order flow.

     o On the positive side, during this period of sluggishness in the economy and the wireless industry, we have been using our time wisely by focusing on improving the fundamentals of our business, strengthening operations and reducing our cost structure. We are also keenly focused on new technology development efforts designed to diversify our product offerings. Our strategy is to leverage our excellent customer relationships for a larger piece of their annual component volume. With this in mind, at a time when many other wireless companies are focusing on layoffs, we are seeking to expand our engineering and R&D staffs. We believe these moves will serve us well when the recovery in industry demand ultimately occurs.

     o As to precisely when we expect the industry upturn to occur, that's obviously the question on everyone's mind. As a component supplier, we rely heavily on the guidance we receive from our customers. One need only look at the recent press releases of the major equipment suppliers to see that they are very uncomfortable providing specific guidance on the timing of a recovery in demand. As noted in our news release, however, we have been seeing some encouraging signs in the form of customer requests for expedited deliveries - a good indication that some of the surplus supply of components in the supply chain is being depleted.

     o Earlier, Rick mentioned the positive $1.1 million swing in costs associated with accounting restatements and legal and regulatory issues. These costs are significant for a company our size and we are very pleased to have both the restatement and the SEC settlement behind us. However, we still have one remaining hurdle for us - the shareholder litigation --it is still ongoing and we are still not at liberty to discuss details of the process other than to say we are committed to resolving the issue in a manner that is fair and equitable to both our current and former shareholders.